Exhibit 99.2

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. PRICES $12.0 MILLION PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

Sacramento, CA, June 28, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, announced it has priced an underwritten public offering of 28.0 million units at a price to the public of $0.43 per unit, for gross offering proceeds of $12.0 million. Each unit consists of (i) one share of common stock; (ii) one warrant to purchase one share of common stock (“Series I Warrant”); and (iii) one warrant to purchase 1/2 of a share of common stock (“Series II Warrant”). The shares of common stock and warrants are immediately separable and will be issued separately. The warrants are exercisable immediately upon issuance. The Series I Warrants are to have a 5-year term and an exercise price of $0.63 per share. The Series II Warrants are to have an 18-month term and an exercise price of $0.53 per share. The warrants will be certificated, and will be delivered to the investors by physical delivery following the closing. There is no established public trading market for the warrants and a market is not expected to develop. In addition, Pacific Ethanol has granted the underwriter a 30-day option to purchase up to an additional 4.2 million units to cover over-allotments, if any. The net offering proceeds to Pacific Ethanol from this offering are expected to be approximately $10.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about July 3, 2012, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as sole book-running manager for the offering.

The securities described above are being offered pursuant to an effective registration statement on Form S-3, together with a prospectus supplement and accompanying base prospectus, previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement relating to the terms of the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970 (800) 542-0970, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 34% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; and the ability of Pacific Ethanol to close the offering, which is subject to various closing conditions, at the time and on the terms and conditions contemplated in this press release, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K and the preliminary prospectus relating to the offering filed with the Securities and Exchange Commission on March 8, 2012 and June 27, 2012.